Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
MAWSON INFRASTRUCTURE GROUP INC.

Mawson Infrastructure Group Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein, and the Corporation’s stockholders duly adopted such amendment, all in accordance with the provisions of Section 242 of the DGCL.

2.	Section 3.1(i) of Article III of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety such that, as amended, said section shall read in its entirety as follows:

“(i) The total number of shares of stock which the Corporation shall have authority to issue is 120,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.”

3.	Article III of the Certificate of Incorporation is hereby amended by adding the following paragraph to succeed the first paragraph of such article:

Without regard to any other provision of this certificate of incorporation, each ten (10) shares of Common Stock issued and outstanding, immediately prior to the time this amendment becomes effective shall be and hereby are automatically reclassified and changed (without any further act) into one (1) fully-paid and nonassessable share of Common Stock, provided that in the event a stockholder would otherwise be entitled to a fraction of a share pursuant to the provisions of this paragraph four of Article III, such stockholder shall receive one whole share of Common Stock in lieu of such fractional share and no fractional shares shall be issued.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 11th day of _August, 2021.

MAWSON INFRASTRUCTURE GROUP INC.

By:
James Manning, Chief Executive Officer